Exhibit 4.4

Year ended December 31, 2024

Amended Management’s Discussion and Analysis For the year ended December 31, 2024 (Expressed in Canadian dollars, unless otherwise noted)

January 23, 2026

The following amended management’s discussion and analysis (“MD&A”) was prepared as of date of the report per above and is management’s assessment of the operating results and financial condition of Nicola Mining Inc. (“Nicola” or the “Company”) together with its subsidiary. For further information on the Company, reference should be made to its public filings on SEDAR+ at www.sedarplus.ca. Information is also available on the Company’s website at www.nicolamining.com. This amended Management’s Discussion and Analysis (“MD&A”) should be read in conjunction with the audited amended consolidated financial statements for the year ended December 31, 2024, and related notes thereto which have been prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). This amended MD&A has been updated to reflect events occurring up to the date of approval of this MD&A. The MD&A contains certain forward-looking statements, please review the disclaimers that are provided on the last page of the report.

OVERVIEW

Nicola is a junior exploration and custom milling company that is engaged in the business of identification, acquisition, and exploration of mineral property interests together with custom milling partnerships at its Merritt Mill.

The Company’s common stock is quoted on the TSX Venture Exchange (the “Exchange”) under the symbol “NIM”. On November 3, 2021, the Company obtained Depository Trust Company eligibility in United States, shares are quoted on OTCQB operated by the OTC Markets Group Inc. under the ticker “HUSIF”.

FISCAL YEAR DECEMBER 31, 2024 HIGHLIGHTS

On April 12, 2024, the Company completed a flow-through private placement offering (the “Offering”), pursuant to which it sold an aggregate of 5,499,994 shares (each, a “Share”) at a price of $0.23 per Share for gross proceeds of $1,264,999.

On December 3, 2024, the Company completed a flow-through private placement offering, pursuant to which it issued an aggregate of 1,641,790 shares at a price of $0.335 per share for gross proceeds of $550,000.

TREASURE MOUNTAIN PROJECT

Overview

Nicola’s Treasure Mountain Project is located 29 kilometres northeast of Hope, British Columbia, approximately 3 hours from Vancouver, British Columbia. In May 2012, the Company received a mining lease covering 335 ha of which 248 ha are active workings. The Company’s mineral claim holdings consist of 31 continuous mineral claims covering an area of approximately 2,200 ha, one mining lease covering 335 ha at the Treasure Mountain Project and a Mines Act (British Columbia) (the “Mines Act”) permit for the Treasure Mountain Project for the removal of 60,000 tonnes per year of silver/lead/zinc mill feed from the underground mine and the transfer of the mill feed offsite for processing. The Treasure Mountain Project has been in care and maintenance since July 26, 2013. A resources update was prepared in 2009 and an updated Technical Report was completed in 2012 in accordance with National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”). From 2012 to 2019, no subsequent mining activity or exploration was completed on the project. To date, the majority of the Company’s Treasure Mountain Project mineral resources have been classified as Inferred according to the CIM Definition Standards for Mineral Resources and Mineral Reserves (2014), whereby the economic viability of such resources cannot be determined.

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Year ended December 31, 2024

On September 8, 2020, the Company announced the results of seven grab samples collected during Phase One of the 2020 Program. Highlights of grab samples from an exposed vein contained up to 1300 g/t Ag and 2.59 g/t Au and 1.6% Cu, 27.4% Pb and 27.2% Zn.

On October 5, 2020, the Company announced assay results from the 304 soil samples collected during Phase One of the 2020 Program and that it had completed the second phase the of 2020 Program comprised of an additional 168 soil samples. Phase One sample highlights included the following:

•	Fifty (50) soil samples were anomalous in Ag (ranging from 1000-20,080 ppb),

•	Two (2) were > 10,000 ppb Ag (12,140 and 20,080 ppb),

•	Eighty-three (83) were anomalous in Zn with values up to 1,005 ppm, and

•	Thirty-two (32) samples were anomalous in Pb with values up to 710 ppm.

On November 9, 2020, the Company announced assay results from 14 portable drill holes. The drilling was completed at five locations along the approximately 1.2 km potential mineralized trend identified during Phase One of the 2020 Program.

On December 22, 2020, the Company announced assay results from 167 of the 168 soil samples collected during Phase Two of the 2020 Program. Highlights included six samples anomalous in silver ranging from 1000-3670 ppb.

On January 20, 2022, the Company announced a Light Detection and Ranging (LiDAR) survey was completed by Eagle Mapping Ltd. during the summer of 2021 over an approximate area of 22 km. The Company is in the process of applying for a Multi-Year-Area-Based (“MYAB”) Exploration Permit for the Treasure Mountain Project, which includes IP Survey and diamond drilling targets. The highest priority target is the MB Zone yet to be drill tested MB Zone located approximately 1.5 km from the underground mine-workings.

Outlook:

The Company believes that Treasure Mountains upside potential is not associated with the developed mine, but in its highest priority target, the MB Zone. While 2025 will focus on exploration at New Craigmont, the Company has applied for a multi-year area-based permit to the Ministry of Energy, Mines and Low Carbon Innovation, which would authorize it to conduct exploration activities for up to 5 years. Exploration will commence with the Company developing an IP Survey at the MB Zone in 2025.

NEW CRAIGMONT PROJECT

Overview

The Company’s claim holdings at the New Craigmont Project consist of 22 contiguous mineral claims covering approximately 10,913 hectares, and 10 mineral leases covering approximately 347 hectares known as the New Craigmont Project located near Merritt, British Columbia, approximately 3 hours from Vancouver, British Columbia.

The New Craigmont Project (the “Project”) does not conform to a “typical” exploration pipeline. The Project is a permitted historic mine site with active permits under a current mine permit M-68, which covers an area approximately 1400 ha. In addition, extensive work done on the mine (c.1958-c.1982) was focused primarily on ore definition, development, and extraction of mineral inventory, known at the time. This work resulted in a cumulative production of 36.75 million tonnes of ore grading 1.28% copper (“Cu”). However, the Project had limited exploration beyond its historic operations.

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Year ended December 31, 2024

The geological model adopted by Craigmont Mines Ltd. exploration team was one in which Cu and iron (“Fe”) were derived from country rock by fluids heated by intrusion of the Guichon Creek Batholith. Mineralization occurred preferentially along calcareous rocks resulting in a strata-bound skarn deposit.

Field relationships from mapping completed since 2015 and drilling in 2016 demonstrate that the Guichon Creek Batholith is cut by veins containing propylitic alteration mineral assemblages and copper mineralization, indicating that hydrothermal events occurred after emplacement of the Guichon Creek batholith. It is possible and more likely hydrothermal alteration and associated Cu mineralization was caused by magmatic-hydrothermal fluids. In the last decade, through increased demand for copper and diminishing copper grades, academic research primarily focussed on low-grade, large tonnage porphyry systems. This research suggests genetic links exist between magmatic-derived hydrothermal fluids and porphyry, skarn, and epithermal deposit formation. The geological team at Nicola Mining realise that the broader alteration system at the New Craigmont Project was not fully explored. Re-evaluation of this alteration system is believed to aid in efficient and effective exploration of the land package, which may have been historically overlooked.

Objectives and Strategy

Nicola’s primary objective at the New Craigmont Project is to prove the historic un-exploited mineral inventory using modern exploration techniques and targeted definition drilling on in-situ bodies. The Company also plans to re-evaluate the potential from material not processed at the time of mining and unlock its value with increasing commodity prices from global demand. To this effect, target development and confirmation drilling aims to develop targets deemed to have the potential for significant mineralization on the project land package. A mineral resource estimate was completed in 2020 in accordance with NI 43-101 on the Southern Mining Terraces and 3060 Portal Dump areas.

On August 27, 2021, the Company announced completion of the 2021 Phase I Program consisting of five (5) diamond drill holes for a total of 1459.65 meters. The first three (3) holes (CC-21-76, CC-21-77, and CC-21-78) were drilled in a largely untested area between the historic pit and diamond drill holes to the west. Holes CC-21-76 and CC-21-77 were drilled into a large magnetic anomaly west of the pit, which intersected the Border Phase (diorite0 of the Guichon Creek Batholith and contained locally abundant disseminated magnetite with disseminated pyrite and locally intense epidote and chlorite alteration. The third hole (CC-21-78) was drilled to the south, outside and along, the periphery of the magnetic anomaly where it intersected Nicola Group sedimentary rocks that hosted mineralized skarn intervals containing massive chalcopyrite, magnetite, and pyrite mineralization within strongly altered calcareous sediments. The last two (2) holes (CC-21-79, and CC-21-80) were drilled along the NE pit margin into a steeply plunging magnetic anomaly and intersected strongly chlorite altered diorite on the northeast pit margin that contained massive magnetite hosted in fractures and present with clots and disseminated chalcopyrite.

Highlights from 2021 Phase I Program drilling included:

•	CC-21-78 intersected 11.5 m grading 2.19% Cu within 71.5 m grading 0.38% Cu demonstrating the mineralized potential in a largely untested area between the Craigmont pit and previous intercepts (DDH-THU-002: 85.6 m at 1.11% Cu and NC-2018-03: 100.6m grading 1.33% Cu) approximately 800 m to the west of historic mining operations.

•	CC-21-79 intersected 71.35 m grading 0.29% Cu within 130.35 m grading 0.21% Cu.

On January 20, 2022, the Company announced the completion of a small soil sampling program conducted in Fall of 2021 at the Titan Queen and Promontory Hills zones. The program was designed to test the limits of anomalous copper in soils from a 2019 soil survey. A total of 110 original soil samples were taken; 18 of these samples were anomalous in copper (>100ppm Cu). One of the samples contained 1010 ppm Cu and two others contained values of 656 ppm and 686 ppm Cu and are considered highly anomalous. These anomalies outlined in the 2021 survey expands anomalous copper at the Titan Queen zone in an east-west trend and warrants additional work. Relogging of diamond drill core began in 2021 and continued throughout the winter of 2022/2023 with emphasis on alteration mineralogy and rock sequences.

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Year ended December 31, 2024

On January 20, 2022, the Company announced the completion of a small soil sampling program conducted in Fall of 2021 at the Titan Queen and Promontory Hills zones. The program was designed to test the limits of anomalous copper in soils from a 2019 soil survey. A total of 110 original soil samples were taken; 18 of these samples were anomalous in copper (>100 ppm Cu). One of the samples contained 1010 ppm Cu and two others contained values of 656 ppm and 686 ppm Cu and are considered highly anomalous. These anomalies outlined in the 2021 survey expands anomalous copper at the Titan Queen zone in an east-west trend and warrants additional work. Relogging of diamond drill core began in 2021 and continued throughout the winter of 2022/2023 with emphasis on alteration mineralogy and rock sequences.

On March 14, 2022, the Company announced it had entered into a Rock and Gravel Extraction and Preferential Engagement Agreement with an affiliate company of the Lower Nicola Indian Band to provide rock and gravel for BC infrastructure projects. On February 4, 2022, the Company submitted a Notice of Departure (“NoD”): Extraction and Processing of Rock at New Craigmont Project to the Ministry of Energy, Mines and Low Carbon Innovation (“EMLI”) for its M-68 permit. The Company on May 2, 2022, announced receipt of NoD from EMLI on the Company’s M-68 Permit to allow for the extraction of up to 3.0 million tonnes of inert available rock material that may be used for the infrastructure reconstruction efforts at a production rate of approximately 1500 tonnes per day. As part of the permitting process the Company engaged in First Nations consultations and received approval from the Ministry of Forests (“FLNR”). On April 13, 2022, the Company received Licence Number 349184 from FLNR, which allows the site to produce and remove riprap and associated products from its rock quarry for five years. On June 1, 2022, the Company announced recommenced operations at the gravel pit by its partner Lower Nicola Site Services Ltd.

On June 1, 2022, the Company announced that it had commenced its 998-line kilometer Z-Tipper Axis Electromagnetic survey (“ZTEM Survey”) across the entirety of New Craigmont. The Company is currently generating a robust database and model of over 4100 historic drill holes. The database and model provide insight and will improve the understanding of mineralized zones that are known to remain in-situ, including Mineralized Zone 3. On July 12, 2022, the Company announced receipt of preliminary results from the completed ZTEM survey. Targets of interest and key structures have been identified, via preliminary data and maps.

On September 13, 2022, the Company announced the completion of a district-wide airborne geophysical survey and related inversion modelling results carried out across its wholly owned New Craigmont Property. The ZTEM survey has imaged the electrical conductivity signature of known mineral occurrences (“MINEFILEs”) in the Province of British Columbia. The ZTEM survery defined similar comparable signatures in other locations within the district of the Property. The Company is continuing data compilation and interpretation to better refine targets for a drilling exploration program.

On November 17, 2022, the Company announced it had completed its flow-through private placement financing to which raised gross proceeds of $574,699 for exploration in 2023.

On November 21, 2022, the Company announced that it had received a multi-year area-based exploration permit (“MYAB Permit”) on November 3, 2022. The MYAB Permit allows the Company to conduct extensive copper exploration including geophysical survey with exposed electrodes, 190 diamond drill holes and 12km of trenching/bulk sampling through to November 2, 2027.

On February 22, 2023, the Company announced soil geochemistry results collected from the WP Zone with Cu mineralization open in all directions and reported the highest individual soil assay of 930 ppm Cu, 0.7 ppm Ag, 288 ppm Zn, and 20.4 ppm Pb.

On May 2, 2023, the Company announced that it has finalized its 2023 diamond drilling exploration program (the “2023 Program”).  The 2023 Program was comprised of 6 drill holes totalling 2,684 metres.  The first four drill holes intersected Nicola Volcanic and Sedimentary rocks and focused on exploring the potential extension of the Craigmont skarn ore body. The final two drill holes were drilled east and north of the historic Craigmont mine within the Guichon batholith and focused on potassic and propylitic alteration, which are considered to be indicative of nearby porphyry copper system in New Craigmont.

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Year ended December 31, 2024

On June 6, 2023, the Company announced that it has commenced the 2023 Program and on July 5, 2023, the Company announced that the first four holes have been completed located approximately 500 metres east of the historic pit and is in the process of preparing to ship the core to the lab for analysis.

On September 6, 2023, the Company announced the signing of a non-binding letter of intent with Nittetsu Mining Co. Ltd (“Nittetsu”) whereby the Company agreed to establish a joint venture entity with Nittetsu in respect of the Company’s New Craigmont Project. As of November 14, 2023, the Company and Nitettsu have decided to suspend this transaction.

Outlook:

The Company commenced an IP Survey in May of 2024 to further define drill targets in the WP, Marb and Cas Zones, which were subsequently drilled and results published. The company also drilled a step out hole at the Embayment Zone, which expanded the known mineralized area. Given the successful results of the 2024 drill program, the company has finalized targets in the same areas for drilling exploration activities in 2025.

DOMINION CREEK GOLD PROPERTY PROJECT

Overview

On June 15, 2021, the Company announced the acquisition of a 50% interest in the Dominion Creek Property, located 43 km northeast of the Town of Wells and about 110 kilometers east-southeast of Prince George from High Range Exploration Ltd (“High Range”). Pursuant to the terms of a Mineral Property Purchase Agreement (the “Mineral Property Purchase Agreement”) between the Company and High Range, the Company paid $150,000 for the 50% acquisition of the Dominion Creek Property consisting of 8 continuous mineral claims totalling 1,040 hectares plus $75,000 for High Range to commence work and to submit a 10,000-tonne bulk sample permit application.

On October 24, 2021, the Company executed a Mining and Milling Profit Share Agreement with High Range for mill feed to be delivered and processed at the Merritt Mill. The company’s combined 50% ownership and terms under the Mining and Milling Profit Share Agreement provide it a 75% economic benefit of Dominion Creek.

Upon High Range receiving the permit, the Company would, within 30 days, commence incremental funding of $450,000 plus all costs to produce and ship 3,000 tonnes of mill feed to Merritt Mill for processing into concentrate. The $450,000 plus the $75,000 previously advanced as part of the Mineral Property Purchase Agreement shall be reimbursed from the distribution proceeds of the sale of concentrates.

On January 20, 2022, the Company announced that Dominion Gold Project has submitted its Cariboo Mitigation Plan to EMLI.

Outlook:

High Range has obtained its final bulk sample permit in March 2025. The Company and High Range are currently planning for possible commencement of mining and milling activities in 2025.

Year ended – December 31, 2024	Page 5

Year ended December 31, 2024

Merritt Mill

Nicola’s Merritt Mill is located 14 km northwest of Merritt, British Columbia, approximately 3 hours from Vancouver, British Columbia. The Merritt Mill and property consists of 900 acres of freehold land, the mill, related infrastructure, and a fully lined tailings facility. The Merritt Mill was constructed during 2012 and operated from November 2012 to July 26, 2013. The Merritt Mill was then permitted for 200 tonne per day silver/lead/zinc processing plant to process mill feed from Treasure Mountain Project.

The Mines Act custom milling operations permit was received on April 18, 2016. An amendment to the original permit allows the Company to enter third-party custom milling contracts for silver/lead/gold and enables it to mill up to 200 tonnes per day at its Merritt Mill. The Company has carried out extensive modifications since 2017 to date following testing of mill in 2016 and in 2023.

On April 30, 2021, the Company announced a signed purchase contract executed on April 6, 2022, for gold and silver concentrate with Ocean Partners UK Limited (“Ocean Partners”). The purchase contract also included a US$500,000 clause that allows the Company to draw down funds for the purpose of working capital. On April 27, 2021, the Company drew down US$250,000. The loan bore interest at 5.5% plus the three-month LIBOR rate per annum which was payable monthly and repayable on October 27, 2021. On October 14, 2021, the Company repaid the US$250,000 loan plus interest.

On July 9, 2021, the Company announced recommencement of Merritt Mill operations processing mill feed from Blue Lagoon Resources Inc. (“Blue Lagoon”), the operator of the Dome Mountain Mine. On September 16, 2021, the Company announced a total of 140.9 tonnes of gold and silver concentrate shipped to Ocean Partners. On January 20, 2022, the Company announced that it planned to ship 103 dry metric tonnes of concentrate, stored inside the mill, as soon as possible. Subsequently, on February 24, 2022, the Company shipped 196 tonnes (175 dry metric tonnes) of gold and silver concentrate to Ocean Partners. The material shipped contained an approximate 92 grams of gold per tonne and 562 grams of silver per tonne.

On July 12, 2022, the Company announced that it has signed an amended agreement (the “Amended Agreement”) for gold and silver concentrate with Ocean Partners UK Limited (“Ocean Partners”), which was originally announced in a news release on April 30, 2021. Sales terms of the original and Amended Agreement are the same, except the latter includes an increase in the Revolving Prepayment from US$500,000 to US$1,500,000. Nicola has received US$750,000 of the Revolving Prepayment. On December 29, 2022, the Company repaid the US$750,000 loan.

On December 2, 2022, the Company announced signing a Memorandum of Understanding with Osisko Development Corp (“Osisko”) for processing of approximately 15,000 tonnes of gold mill feed stockpiled at Osisko’s site, located in the Cariboo Mining District in east-central BC, east and southeast of the City of Quesnel. The mill feed was expected to be sold to Ocean Partners UK Limited.

On January 9, 2023, the Company announced a signing of a Mining and Milling Profit Share Agreement with Osisko. On March 28, 2023, the Company announced completion of mill upgrades and commencement of milling operations. The Company received more than 15,000 tonnes of gold mill feed from Osisko. On July 5, 2023, the Company announced it shipped 160 dry metric tonnes of gold concentrate grading an estimated 90 g/t Au. The Company previously announced an offtake agreement with Ocean Partners to sell the concentrate on behalf of the Company and Osisko.

On May 17, 2023, the Company announced that Blue Lagoon signed a second amending agreement extending the original agreement to March 31, 2027.

Year ended – December 31, 2024	Page 6

Year ended December 31, 2024

LIQUIDITY AND CAPITAL RESOURCES

A summary of the Company’s cash position and changes in cash and cash equivalents for:

	Year ended December 31,
(tabled amounts are expressed in thousands of Canadian dollars)	2024	2023	2022
Cash (used in) provided by operating activities	$(3,311)	$3,871	$1,734
Cash (used in) provided by investing activities	(1,587)	(89)	(76)
Cash (used in) provided by financing activities	1,604	78	(1,679)
Increase (decrease) in cash	(3,294)	3,860	(21)
Cash and cash equivalents, end of year	$1,462	$4,756	$896

As at December 31, 2024, the Company’s net working capital deficit was $2.8M compared to net working capital of $4.7M and $0.9M as at December 31, 2023 and December 31, 2022 respectively. The net working capital decreased due to increase in current liabilities as the convertible debenture that was previously non current is now current in the current year end.

Cash used in operating activities was higher when compared with 2023 and 2022. This was mainly driven from lower gravel, ash, soil and other income in the current fiscal year.

Cash used in investing activities was $1.6M in the current fiscal year. This was driven by the Blue Lagoon Resources strategic investment made during the current year end. This did not occur in the prior years.

Cash flow from financing activities was $1.6M in the current fiscal year compared to a cash flow of $78k in fiscal year 2023, In fiscal 2023, the Company had a $2.0M equity financing; however, this cash flow was used to repay convertible debts and other debts. This resulted in $78k of cash flow. In the current year, there was a $1.7M equity financing that was closed but no significant cash outflow related to debt repayments. In fiscal year 2022, there weren’t as much equity financing activity; majority of the financing activities were related to paying off convertible debenture and other facilities. This resulted an outflow of $1.7M.

The Company’s ability to continue as a going concern is dependent on the Company’s continued ability to raise funds and maintain a profit margin in its milling operations.

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Year ended December 31, 2024

ANNUAL FINANCIAL INFORMATION

	Year ended December 31,
In thousands ‘000	2024	2023*	2022*
Milling revenue	$818	$1,618	$443
Gravel, ash, soil, and other income	1,969	8,146	4,494
Net loss	(5,231)	(3,326)	(52)
Loss per share, basic/diluted	(0.03)	(0.02)	(0.00)

Cash	1,462	4,756	896
Total assets	10,659	12,224	9,009
Non-current financial liabilities**	28	4,237	5,088
Cash dividend declared	-	-	-

* The Company has restated certain previously reported amounts. Please see note 2(a) of the consolidated financial statements for further information.

*Non-current financial liabilities represents total non-current liabilities excluding the asset retirement obligation (“ARO”).

Net loss for the year ended December 31, 2024 was $5.2M, comparing to the net loss of $3.3M for the year ended December 31, 2023. This was mainly driven by lower milling revenue and other income. When compared to year ended December 31, 2022, the net loss of $3.3M is higher than $52K. Although other income was higher in 2023, there was a significant adjustment of $4.0M of change in estimate of ARO expense in 2023.

Total assets fluctuation is dependent on cash balance as at year end. Cash balance is driven by the level of equity financing there are in its specific fiscal year. Non-current financial liabilities have decreased as the convertible debenture was reclassified as it matures in 2025.

QUARTERLY RESULTS

	December 31, 2024 ($)	September 30, 2024 ($)	June 30, 2024 ($)	March 31, 2024 ($)	December 31, 2023 ($)*	September 30, 2023 ($)*	June 30, 2023 ($)*	March 31, 2023 ($)*
Milling revenue	743,562	Nil	Nil	74,595	604,169	569,431	444,311	Nil
Gravel, ash, soil and other income	263,727	1,136,445	252,562	316,207	1,016,147	1,546,203	3,390,961	2,192,624
Exploration expense	440,987	554,239	586,529	177,655	276,211	520,132	376,813	36,762
Net Income (loss)	(210,267)	(1,472,665)	(2,519,885)	(1,028,129)	(4,811,599)	(805,874)	1,712,952	578,673
Income (loss) per Share (basic and diluted)	(0.00)	(0.01)	(0.02)	(0.01)	(0.03)	(0.01)	0.01	0.00
Total assets	10,659,233	10,051,414	11,606,576	11,344,465	12,223,887	15,616,193	7,202,432	11,958,298

*The Company has restated previously reported amounts. Please see note 2(a) of the consolidated financial statements for further information.

Year ended – December 31, 2024	Page 8

Year ended December 31, 2024

Three months ended December 31, 2024 compared to all historical quarters

Milling revenue and other income – for the three months ended December, 31, 2024, the milling revenue and other income had a combined total of $1.4M. Historically, this number fluctuates as it depends on the level of milling activity and other business activities based on the contracts.

Exploration expense – for the three months ended December 31, 2024, the exploration expense was $441k. Exploration activities increased in 2024 when compared to 2023 due to closing of several flow through financing in 2024.

Net loss – for the three months ended December 31, 2024, the net loss was $210k, which was lower than majority of the losses in fiscal 2024 and Q3 2023 and Q4 2023. This was due to timing of milling revenue and other income in the current quarter. Q4 2023 had a significant net loss due to $4.0M accretion of ARO due to change in estimate. Q2 2023 and Q1 2023 had a higher net income due to timing of the other income earned during those historic quarters.

Change in total assets

The Company’s total assets have fluctuated from $7.2M to $12.2M from early 2023 to late 2023. This was due to the proceeds received from the significant other income during fiscal 2023. In fiscal 2024, it has stabilized at around $11M as there are no cash inflow from abnormal level of other income.

SHAREHOLDER’S EQUITY

As at December 31, 2024 and as at the date of this report

The Company’s authorized capital stock consists of an unlimited number of common shares without par value. As at December 31, 2024 and the date of this report, the Company has the following shareholder equity items outstanding:

	Restricted share units	Stock options	Share purchase warrants	Common shares
As at December 31, 2024	1,000,000	10,400,000	-	169,918,196
March 12, 2025 private placement	-	-	2,019,477	4,038,955
Stock options expired/forfeited	-	(500,000)	-	-
July 1, 2025 stock options granted	-	400,000	-	-
July 17, 2025 private placement	-	-	2,175,000	4,350,000
Warrants exercised	-	-	(2,019,477)	2,019,477
December 3, 2025 stock option and RSU grant	1,015,000	2,850,000	-	-
December 31, 2025 common shares issued to settle RSUs vested	(1,000,000)	-	-	1,000,000
Stock options exercised	-	(3,027,500)	-	3,027,500
Conversion of convertible debentures principal and related interest	-	-	-	26,335,252
As at date of the report	1,015,000	10,122,500	2,175,000	210,689,380

Year ended – December 31, 2024	Page 9

Year ended December 31, 2024

On March 12, 2025, the Company completed a non-brokered private placement issuing 4,038,955 Units (“Unit”) at $0.28 per Unit, for an aggregate gross proceeds of $1,130,907. The Company paid $98,437 of finder’s fees, resulting in net proceeds of $1,032,470. Each Unit consists of one common share and one-half of one share purchase warrant (“Warrant”), with each warrant entitling the holder thereof to purchase one additional Share (each, a “Warrant Share”) of the Company at a price of $0.40 per Warrant Share for a period of three years from the closing of the Offering. If during the exercise period of the Warrants, but after the resale restrictions on the Shares have expired, the Shares trade on the Exchange (or such other exchange on which the Shares may be traded at such time) at a closing price of $0.60 or greater per Share for a period of ten (10) consecutive trading days, the Company may accelerate the expiry of the Warrants by giving notice to the holders thereof (by disseminating a press release advising of the acceleration of the expiry date of the Warrants) and, in such case, the Warrants will expire on the thirtieth (30th) day after the date of such notice.

On July 1, 2025, the Company granted 400,000 stock options with an exercise price of $0.495, expiring in five years.

On July 17, 2025, the Company closed a non-brokered private placement issuing an aggregate of 4,350,000 units at a price of $0.50 per unit for gross proceeds of $2,175,000. Each unit consists of one flow-through common share and one-half of one non-flow-through common share purchase warrant. Each warrant is exercisable at a price of $0.65 and expires on July 17, 2027. Total share issuance cost was $153,822.

On July 21, 2025, the Company elected to accelerate the expiry of outstanding common share purchase warrants of the Company originally issued under financings completed on March 12, 2025, exercisable at $0.40 per common share (collectively, the "Accelerated Warrants").

On August 21, 2025, a total of 2,019,477 Accelerated Warrants were exercised at $0.40 per common share for gross proceeds of approximately $807,791.

On December 3, 2025, the Company granted 2,850,000 stock options with an exercise price of $1.00, expiring in five years, and 1,015,000 restricted share units vesting on January 1, 2027.

On December 31, 2025, the Company issued 1,000,000 common shares to settle the RSUs vested on December 18, 2025.

The Company issued 3,027,500 common shares due to stock option exercised. Total proceeds received was $833,650.

Subsequent to the year end, the Company issued a total of 26,335,252 common shares upon conversion of all of its remaining convertible debentures and related interest.

Subsequent to the year end, 500,000 stock options were forfeited or cancelled.

Stock options

Table below provides a summary of the stock options outstanding as at date of the report:

Number Outstanding	Number Exercisable	Exercise Price	Weighted Average Contractual Life (Years)	Expiry Date
150,000	150,000	$0.22	0.78	October 5, 2026
1,822,500	1,822,500	$0.16	1.78	October 5, 2027
100,000	100,000	$0.30	2.36	May 2, 2028
1,850,000	1,850,000	$0.36	2.59	July 26, 2028
100,000	100,000	$0.30	2.61	August 3, 2028
2,350,000	2,350,000	$0.265	3.32	April 18, 2029
500,000	500,000	$0.30	3.99	December 18, 2029
400,000	400,000	$0.495	4.52	July 1, 2030
2,850,000	2,850,000	$1.00	4.95	December 3, 2030
10,122,500	10,122,500

Year ended – December 31, 2024	Page 10

Year ended December 31, 2024

Restricted shares units (“RSUs”)

As at the date of this report, there are 1,015,000 RSUs that vest on January 1, 2027.

Warrants

As at the date of this report, there are 2,175,000 warrants outstanding that have an exercise price of $0.65 and expires on July 17, 2027.

REGULATORY DISCLOSURES

Off balance sheet arrangements

The Company does not have any off-balance sheet arrangements as at December 31, 2024 and date of this report.

Proposed Transactions

The Company does not have any proposed transactions as at December 31, 2024 and date of this report other than as disclosed elsewhere in this document.

Financial instruments

Fair Value

The carrying value of cash and cash equivalents, amounts receivables, accounts payable and accrued liabilities, convertible debentures and lease liabilities approximate their fair value because of the short-term nature of these instruments. The carrying value of restricted cash approximates fair value due to the nature of this asset.

The Company records its financial instruments, other than marketable securities which are at fair value through profit or loss, at amortized cost.

The financial instruments have been characterized on a fair value hierarchy based on whether the inputs to those valuation techniques are observable (inputs reflect market data obtained from independent sources) or unobservable (inputs reflect the Company’s market assumptions).

The three levels of fair value estimation are:

Level 1 – quoted prices in active markets for identical instruments.

Level 2 – quoted prices in active markets for similar instruments; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3 – valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Marketable securities are measured using level 1 inputs.

Year ended – December 31, 2024	Page 11

Year ended December 31, 2024

Risk Exposure and Management

Overview

The Company has exposure to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives. The principal financial risks to which the Company is exposed are credit risk, interest rate risk, liquidity risk, commodity and equity price risk, and currency risk.

Credit Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its obligations. As at December 31, 2024, the Company’s maximum exposure to credit risk is the carrying value of its cash and cash equivalent, restricted cash, and amounts receivables in the amount of $3,570,649 (December 31, 2023 - $6,598,702).

All off the Company’s cash is held with a major financial institution in Canada and management believes the exposure to credit risk with respect to such institutions is not significant. Those financial assets that potentially subject the Company to credit risk are primarily receivables. The Company considers the risk of material loss to be significantly mitigated due to the financial strength of the parties from whom the receivables are due, including government organizations.

Interest Rate Risk

The Company’s financial assets exposed to interest rate risk consist of cash and short-term investments balances. The interest earned on the cash balances approximates fair value rates, and the Company is not at a significant risk to fluctuating rates.

The Company’s Convertible Debenture debt which accrues interest is at a fixed rate of 10%, and does not expose the Company to interest rate risk.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. The Company has a planning and budgeting process in place by which it projects the funds required to support its operations.

Management anticipates that it may incur expenditures towards exploring its mineral interests and other Company assets. However, there is no assurance that the Company will operate profitably or will generate positive cash flow in the future. The Company has limited working capital, no history of profitable operations and no assurance that additional funding will be available to it for further exploration and development of its mineral interests. The Company may also need further financing if it decides to obtain additional mineral properties. As such, the Company is subject to many risks common to exploration enterprises, including undercapitalization, cash shortages and limitations with respect to personnel, financial, access to other resources, and lack of revenues. Although the Company has been successful in the past in obtaining financing through credit facilities or the sale of equity securities, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Such means of financing typically result in dilution of the positions of existing shareholders, either directly or indirectly.

Failure to obtain additional financing could result in the delay or indefinite postponement of further exploration.

Foreign Exchange Rate Risk

The functional currency of the Company is the Canadian dollar. As at December 31, 2024 and 2023, the Company has not entered into contracts to manage foreign exchange risk.

Year ended – December 31, 2024	Page 12

Year ended December 31, 2024

Commodity and Equity Price Risk

The ability of the Company to explore its exploration assets, continue milling operations, and the future profitability of the Company are directly related to the market price of copper, gold, silver, and other precious metals. Equity price risk is defined as the potential adverse impact on the Company’s performance to movements in individual equity prices or general movements in the level of the stock market.

Capital Management

The Company considers capital to be the elements of shareholders’ equity (deficit). The Company’s primary objectives in capital management are to safeguard the Company’s ability to continue as a going concern to provide returns for shareholders and to maintain sufficient funds to finance the exploration and development of its mineral property interests and Merritt Mill operations. The Company manages its capital structure to maximize its financial flexibility by adjusting to changes in economic conditions, and the risk characteristics of the underlying assets and business opportunities. The Company does not presently utilize any quantitative measures to monitor its capital and is not subject to externally imposed capital requirements. There have been no changes to the management of capital during the current fiscal year.

Related Party Transactions

Key management personnel are those persons having authority and responsibility for planning, directing, and controlling the activities of the Company, directly or indirectly, and consist of its directors, the Chief Executive Officer, and the Chief Financial Officer.

The following is a summary of the Company’s key management compensation:

	Year ended December 31,
	2024 $	2023 $
Consulting fees	413,250	540,500
Salaries and benefits	37,792	157,000
Share-based compensation	477,460	379,604
	928,502	1,077,104

Consulting fees were paid or accrued to a private company owned by the Chief Financial Officer of the Company, directly to the Chief Executive Officer, and to the directors of the company. Salaries and benefits were paid to the ex-Chief Financial Officer of the company. Share-based compensation disclosed in this note represents the compensation earned by officers and directors of the Company.

As at December 31, 2024, included within accounts payable and accrued liabilities is $18,310 owed to a related party of the Company (December 31, 2023 - $Nil).

For the years ended December 31, 2024 and December 31, 2023, one customer, which is controlled by a director of the Company, accounted for 100% of the Company’s milling revenue.

Subsequent to the year end, the Company received a $500,000 USD loan from a company controlled by a director bearing interest at a rate of 3M LIBOR + 6.5% until repaid.

Year ended – December 31, 2024	Page 13

Year ended December 31, 2024

Internal controls and procedures

During the year ended December 31, 2024, there has been no significant change in the Company’s internal control over financial reporting since last year. A material weakness in internal controls over financial reporting was identified regarding management’s review and assessment of the accounting impact of complex transactions. This control weakness resulted in a restatement of prior year consolidated financial statements. The Company plans to implement procedures to remediate this weakness. Management and the Board of Directors work to mitigate the risk of material misstatement; however, we do not have reasonable assurance that this risk can be reduced to a remote likelihood of a material misstatement.

The President and Chief Executive Officer and Chief Financial Officer of the Company are responsible for establishing and maintaining appropriate information systems, procedures and controls to ensure that information used internally and disclosed externally is complete, reliable and timely. The Chief Executive Officer and Chief Financial Officer of the Company have filed the Venture Issuer Basic Certificate with the MD&A and the Company’s annual consolidated financial statements for the year ended December 31, 2024 on SEDAR+ at http://www.sedarplus.ca.

In contrast to the certificate required for non-venture issuers under National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”), the venture issuer basic certificate does not include representations relating to the establishment and maintenance of disclosure controls and procedures (“DC&P”) and internal control over financial reporting (“ICFR”), as defined in NI 52-109. Investors should be aware that inherent limitations on the ability of certifying officers of a venture issuer to design and implement on a cost-effective basis DC&P and ICFR as defined in NI 52-109 may result in additional risks to the quality, reliability, transparency, and timeliness of interim and annual filings and other reports provided under securities legislation.

Accounting estimates

The preparation of the Company’s consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Such estimates primarily relate to asset retirement obligations. Actual results could differ from those estimates. The significant assumptions about the future and other major sources of estimation uncertainty as at the end of the reporting period that have a significant risk of resulting in a material adjustment to the carrying amounts of the Company’s assets and liabilities are described in note 2 of the consolidated financial statements.

Material Accounting Policy Information

Please refer to the audited annual consolidated financial statements for the year ended December 31, 2024 which was filed on SEDAR+.

New Accounting Standards Not Yet Adopted

The accounting policies adopted in the preparation of these consolidated financial statements have been prepared on the basis of all IFRS and interpretations effective as at December 31, 2024. The Company adopted the following standard during the year ended 2024:

IAS 1 Presentation of Financial Statements

IAS 1 has been amended to clarify the classification of liabilities as current or non-current based on the contractual arrangements in place at the reporting date. The amendments are effective for the years beginning on or after January 1, 2024. The adoption of this amendment had no material impact on the Company.

Year ended – December 31, 2024	Page 14

Year ended December 31, 2024

A number of new standards, and amendments to standards and interpretations, are not yet effective for the year ended December 31, 2024, and have not been early adopted in preparing these consolidated financial statements. The Company intends to adopt such standards upon the mandatory effective date.

IFRS 18 Presentation and Disclosure in Financial Statements

IFRS 18 introduces three sets of new requirements to give investors more transparent and comparable information about companies’ financial performance for better investment decisions.

1.         Three defined categories for income and expenses—operating, investing and financing—to improve the structure of the income statement, and require all companies to provide new defined subtotals, including operating profit.

2.         Requirement for companies to disclose explanations of management-defined performance measures (MPMs) that are related to the income statement.

3.         Enhanced guidance on how to organize information and whether to provide it in the primary financial statements or in the notes.

This new standard is effective for reporting periods beginning on or after January 1, 2027. The Company will be evaluating the impact of the above amendments on its consolidated financial statements.

Risk and Uncertainties

As described further below, the Company’s business may be affected by changes in political and market conditions, such as interest rates, availability of credit, inflation rates, tariffs, changes in laws, and national and international circumstances. Recent geopolitical events and potential economic global challenges such as the risk of higher inflation and energy crises, may create further uncertainty and risk with respect to the prospects of the Company’s business. These factors represent a material uncertainty that may raise substantial doubt about the Company’s ability to continue as a going concern.

The Company may be unable to meet its liquidity requirements for operations.

There can be no assurance that the amounts of cash from operations, together with amounts raised through financings will be sufficient to fund the Company’s ongoing operations and care and maintenance program. If these amounts are insufficient to meet the Company’s liquidity requirements, it may have to seek additional financing. There can be no assurance that such additional financing would be available or, if available, offered on acceptable terms. Failure to secure any necessary additional financing would have a material adverse impact on the Company’s continued operations and viability.

Mineral Exploration and Development Activities are Inherently Risky

The business of exploration for minerals and mining involves a high degree of risk. Few properties that are explored are ultimately developed into mineral deposits with significant value. Unusual or unexpected ground conditions, geological formation pressures, fires, power outages, labour disruptions, flooding, earthquakes, explorations, cave-ins, landslides, and the inability to obtain suitable adequate machinery, equipment or labour are other risks involved in the operation of mines and the conduct of exploration programs. There are also physical risks to the exploration personnel working on the site of a mineral project. The Company’s exploration properties and any future mining operations will be subject to all the hazards and risks normally incidental to exploration, development, and production of silver and other metals, any of which could result in damage to or destruction of exploration facilities or mines, damage to life and property, environmental damage, and possible legal liability for any or all damage. Although the Company maintains insurance in an amount, which it considers adequate, the nature of these risks is such that liabilities could exceed policy limits, in which event the Company could incur significant costs that could have a materially adverse effect upon its financial condition.

Year ended – December 31, 2024	Page 15

Year ended December 31, 2024

Uncertainty of Mineral Resources

The figures for mineral resources for the Treasure Mountain Project disclosed in the Company’s Annual Information Form for the year ended December 31, 2012, and in its technical report filed on SEDAR on June 12, 2012, are only estimates. Mineral reserves at the Treasure Mountain Project have not been defined therefore the mineral resources currently cannot be considered ore.

The figures for Inferred Copper Resource for the Southern Dump and 3060 Portal Dumps at New Craigmont Copper Mine in the Technical Report filed on SEDAR on June 1, 2020, and final ALS Metallurgy Laboratory report for upgrading and copper recovery test work filed on SEDAR on June 12, 2020, are only estimates. The inferred mineral resources are not mineral reserves as the Company has not yet demonstrated the economic viability.

There is no certainty that any expenditures made in the exploration of the Company’s mineral properties will result in identification of commercially recoverable quantities of ore or that ore reserves will be mined or processed profitably. In addition, substantial expenditures will be required to develop the mining and processing facilities and infrastructure at any site chosen for mining.

Uncertainty of Economic Viability of Production from the Treasure Mountain Project

The Company has not undertaken any preliminary economic assessment or preliminary feasibility study with respect to the Treasure Mountain Project or any of its other projects and does not intend to undertake such a study or assessment. There are significant risks associated with making a production decision without a valid, current, economic analysis and the Company may subsequently determine those recommencing operations at the Treasure Mountain Project is not economically feasible.

Insurance

The mining industry is subject to significant risks that could result in damage to or destruction of property and facilities, personal injury or death, environmental damage and pollution, delays in production, expropriation of assets and loss of title to mining claims. No assurance can be given that insurance to cover the risks to which the Company's activities are subject will be available at all or at commercially reasonable premiums. The Company currently maintains insurance within ranges of coverage that it believes to be consistent with industry practice for companies of a similar stage of development, however the insurance the Company has may not be sufficient to cover the full extent of any liabilities that may arise.

Prices, Markets and Marketing of Silver, Gold, and Precious Metal Prices

World prices for commodities fluctuate and are affected by numerous factors including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities, and increased production due to new mine developments and improved mining and production methods. The effect of these factors on the price of commodities, and the resulting impact on the viability of any of the Company’s exploration projects, cannot accurately be predicted.

Liquidity and Capital Requirements

The Company currently has a working capital and a history of working capital deficits, no history of profitable operations and no assurance that additional funding will be available to it for further exploration and development of any of its projects. The Company may also need further financing if it decides to obtain additional mineral properties or further upgrades to the Merritt Mill. As such, the Company is subject to many risks common to exploration enterprises, including under-capitalization, cash shortages and limitations with respect to personnel, financial and other resources, and lack of revenues. Although the Company has been successful in the past in obtaining financing through credit facilities or the sale of equity securities, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Such means of financing typically result in dilution of the positions of existing shareholders, either directly or indirectly. Failure to obtain additional financing could result in the delay or indefinite postponement of further exploration and development of its mineral properties, the loss of substantial dilution of any of its property interests or all the liquidation of all its assets.

Year ended – December 31, 2024	Page 16

Year ended December 31, 2024

Dependence on Management

The Company is very dependent upon the personal efforts and commitment of its existing management. To the extent that management's services would be unavailable for any reason, a disruption to the operations of the Company could result, and other persons could be required to manage and operate the Company.

Environmental Risks

All phases of the mineral exploration and development business present environmental risks and hazards and are subject to environmental regulations. Compliance with such legislation and regulations can require significant expenditures and a breach could result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner which may lead to stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. No assurance can be given that the application of environmental laws to the business and operations of the Company will not result in a curtailment of exploration or production, material increase in the costs of production, development, or exploration activities, or otherwise adversely affect the Company’s financial condition, results of operations or prospects.

Government Regulation

The natural resource exploration industry is subject to controls and regulations imposed by various levels of government. It is not expected that any of these controls or regulations will affect the operations of the Company in a manner materially different than they would affect other natural resource exploration companies of similar size. The current legislation is a matter of public record, and the Company is unable to predict what additional legislation or amendments may be enacted.

Indigenous Peoples’ title claims and rights to consultation and accommodation may affect our existing operations as well as development projects and future acquisitions.

Governments in many jurisdictions must consult Indigenous Peoples with respect to grants of mineral rights and the issuance or amendment of exploration and project authorizations. Consultation and other rights of Indigenous Peoples may require accommodations, including undertakings regarding financial compensation, employment and other matters in impact and benefit agreements. This may affect our ability to acquire, explore or develop, within a reasonable time frame, mineral titles in these jurisdictions and may affect the timetable and costs of development of mineral properties in these jurisdictions. The risk of unforeseen aboriginal title claims also could affect existing operations as well as exploration and development projects and future acquisitions. These legal requirements may increase our operating costs and affect our ability to expand our operations or to explore and develop new projects.

Competition

The mining industry is intensely competitive in all its phases, and the Company competes with other companies that may have greater financial resources and technical capacity. Competition could adversely affect the Company’s ability to acquire suitable properties or prospects in the future. The Company also competes with other mining companies in the recruitment and retention of qualified employees.

Conflicts of Interest

The Company's directors and officers may serve as directors or officers of, or may be associated with other reporting companies, or have significant shareholdings in other public companies. To the extent that such other companies may participate in business or asset acquisitions, dispositions, or ventures in which the Company may participate, the directors and officers of the Company may have a conflict of interest in negotiating and concluding terms respecting the transaction. If a conflict of interest arises, the Company will follow the provisions of the Business Corporations Act (British Columbia) (“BCBCA”) and any other applicable laws and rules dealing with conflicts of interest. These provisions state that where a director has such a conflict, that director must, at a meeting of the Company's directors, disclose his interest and refrain from voting on the matter unless otherwise permitted by the BCBCA. In accordance with the laws of the Province of British Columbia, the directors and officers of the Company are required to act honestly, in good faith and in the best interests of the Company.

Year ended – December 31, 2024	Page 17

Year ended December 31, 2024

No Current Plans to Pay Cash Dividends

The Company has no plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s financial results, cash requirements, contractual restrictions, and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness that the Company or its subsidiaries incur. As a result, investors may not receive any return on an investment in the Company’s securities unless they sell the securities for a price greater than that which they paid for them.

Economic Conditions

Unfavourable economic conditions may negatively impact the Company’s financial viability. Unfavourable economic conditions could also increase the Company’s financing costs, decrease estimated income from prospective mining operations, limit access to capital markets and negatively impact the availability of credit facilities or other financing to the Company.

Price Volatility of Public Stock

The market price of the Company’s securities has experienced wide fluctuations, which may not necessarily be related to the operating performance, underlying asset values or prospects of the Company. Any market for the Company’s securities may be subject to market trends generally and the value of the Company’s securities on the Exchange may be affected by such volatility in response to numerous factors, many of which are beyond the Company’s control, including:

•	actual or anticipated fluctuations in the Company’s quarterly results of operations,

•	changes in the economic performance or market valuations of other companies that investors deem comparable to the Company,

•	the addition or departure of the Company’s executive officers or other key personnel,

•	release or other transfer restrictions on outstanding Company securities,

•	sales or perceived sales of additional Company securities,

•	significant acquisitions or business combinations, strategic partnerships, joint ventures and or capital commitments by or involving the Company or its competitors,

•	news reports relating to trends, concerns, competitive developments and or regulatory changes, and

•	other related issues in the Company’s industry or target markets.

Financial markets continue to experience significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such companies. Accordingly, the market price of the Company’s securities may decline even if the Company’s operating results, underlying asset values or prospects have not changed.

Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. As well, certain institutional investors may base their investment decisions on consideration of the Company’s environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to meet such criteria may result in limited or no investment in the Company’s securities by those institutions, which could adversely affect the trading price of the Company’s securities. There can be no assurance that fluctuations in price and volume will not occur in the future. If increased levels of volatility and market turmoil occur, the Company’s operations may be adversely impacted together with the trading price of the Company’s securities may also be adversely affected.

Year ended – December 31, 2024	Page 18

Year ended December 31, 2024

Regulatory and Permitting

Regulatory and permitting requirements have a significant impact on the Company’s operations and can have a material and adverse effect on future cash flow, results of operations and financial condition. To conduct mineral exploration and mining activities, the Company must obtain or renew exploration or mining permits and licenses in accordance with the relevant mining laws and regulations required by governmental authorities having jurisdiction over mineral projects. There is no guarantee that the Company will be granted the necessary permits and licenses, that they will be renewed, or that the Company will be in a-position to comply with all the conditions that are imposed. Mining is subject to potential risks and liabilities associated with pollution and the disposal of waste from mineral exploration and mining operations. Costs related to discovery, evaluation, planning, designing, developing, constructing, operating, closing, and remediating mines and other facilities in compliance with these laws and regulations are significant. In addition to environmental protection, applicable laws and regulations govern employee health and safety. Not complying with these laws and regulations can result in enforcement actions that may include corrective measures requiring capital expenditures, installation of additional equipment, remedial action, and changes to operating procedures resulting in additional costs and temporary or permanent shutdown of operations. The Company may also be required to compensate those parties’ suffering loss or damage and may face civil or criminal fines or penalties for violating certain laws or regulations. Changes to these laws and regulations in the future could have an adverse effect on the Company’s cash flow, results of operations and financial condition. Further, the issuance of permits may be subject to review by third parties who may challenge future permitting and the validity of existing permits based on, among other things, the government’s obligation to consult and accommodate.

FORWARD-LOOKING STATEMENT

Certain statements in this MD&A are forward-looking statements, which reflect management’s expectations regarding the future growth, results of operations, performance and business prospects and opportunities of the Company, including, but not limited to: (i) the prospects or exploration upside of Nicola’s New Craigmont Project, Treasure Mountain Project and Merritt Mill, (ii) that Nicola or another party may be able to recommence operations at its Treasure Mountain Project, (iii) that Nicola will be able to close future financings, (iv) that Nicola will be able to continue to process mill feed at its Merritt Mill for third parties, (v) that Nicola will be able to sell any of its real estate properties or any other non-core assets, (vi) that Nicola will be able to close future financings to continue exploration of the New Craigmont Project, (vii) that Nicola will conduct diamond drilling, surface mapping and sampling programs, as well as evaluating the potential for future induced polarization surveys at its New Craigmont Project, which may be used to follow up any geophysical anomalies identified from the ZTEM Survey (as defined herein), and, (viii) that additional testing on the historic mine dumps will increase the New Craigmont Project’s NI 43-101 (as defined herein) Inferred Resource. Forward-looking statements consist of statements that are not purely historical, including any statements regarding beliefs, plans, expectations and or intentions regarding the future. Such statements are subject to risks and uncertainties that may cause actual results, performance and or developments to differ materially from those contained in the statements. No assurance can be given that any of the events anticipated by the forward-looking statements will occur or, if they do occur, what benefits the Company will obtain from them. These forward-looking statements reflect management’s current views and are based on certain assumptions and speak only as of the date of this MD&A. These assumptions, which include management’s current expectations, estimates and assumptions about the Company raising sufficient capital such that it is able to meet its obligations, the Company’s ability to recommence operations, including refurbishing, and modifying the Merritt Mill to produce other metal concentrates, current mineral property interests, the global economic environment, the market price and demand for silver and other minerals, the Company’s ability to manage its property interests and operating costs, and the value of its real property holdings and its non-core assets may prove to be incorrect. A number of risks and uncertainties could cause the Company’s actual results to differ materially from those expressed or implied by the forward-looking statements, including, but not limited to: (1) that Nicola or another party will be unable to recommence operations at its Treasure Mountain Project, (2) that Nicola will be unable to continue custom milling operations at its Merritt Mill, (3) that Nicola may not conduct further diamond drilling, surface mapping and sampling programs or induced polarization surveys following the completion of the ZTEM Survey at its New Craigmont Project, (4) a downturn in general economic conditions in North America and internationally, (5) volatility and fluctuation in the prices of gold, silver, lead, zinc, and other precious metals, (6) volatility and fluctuation in the price of the Company’s stock as well as the stock of resource issuers generally, and (7) other factors beyond the Company’s direct control. Readers are cautioned that the foregoing list of factors is not exhaustive.

Year ended – December 31, 2024	Page 19

Year ended December 31, 2024

Shareholders are cautioned not to place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future results. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as required by law. Additional information about these and other assumptions, risks and uncertainties are set out in the sections entitled “Risk Exposure and Management” and “Risk Factors and Uncertainties”.

Qualified person

Kevin Wells, P.Geo, a consulting geologist to the Company is the independent qualified person as defined by National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) has reviewed and approved the scientific and technical information contained in this MD&A.

Year ended – December 31, 2024	Page 20